Exhibit 10.2

ARENA PHARMACEUTICALS, INC.

AMENDED AND RESTATED SEVERANCE BENEFIT PLAN

Section 1.  Introduction.

The Arena Pharmaceuticals, Inc. Amended and Restated Severance Benefit Plan originally effective on January 20, 2006 and most recently previously amended and restated on May 9, 2016 and further amended on June 15, 2016, August 15, 2016, March 20, 2017, October 31, 2018 and November 26, 2018 (collectively, the “Prior Plan”), is hereby amended and restated in its entirety (as set forth herein, this “Plan”) effective January 4, 2019 (the “Effective Date”).

The purpose of this Plan is to provide severance benefits to certain eligible employees of the Company and its subsidiaries upon selected terminations of service. This Plan document is also the Summary Plan Description for the Plan.

Section 1.  Definitions.

The following shall be defined terms for purposes of the Plan:

(a)“Base Salary” means a Participant’s monthly base salary in effect immediately prior to the Covered Termination, ignoring any reduction made to such monthly base salary which forms the basis for Participant’s termination for Good Reason, if applicable (including without limitation any cash compensation that is deferred by Participant into a Company-sponsored retirement or deferred compensation plan, exclusive of any employer matching contributions by the Company associated with any such retirement or deferred compensation plan and exclusive of any other Company contributions), and excludes all bonuses, commissions, expatriate premiums, fringe benefits (including without limitation car allowances), option grants, equity awards, employee benefits and other similar items of compensation.

(b)“Board” means the Board of Directors of the Company, or a committee or subcommittee of such Board.

(c)“Bonus Amount” means one-twelfth (1/12th) of a Participant’s target bonus in place in effect immediately prior to the Covered Termination, ignoring any reduction which forms the basis for Participant’s termination for Good reason, if applicable.

(d)“Cause” for the Company to terminate a Participant’s employment hereunder shall mean the occurrence of one or more of the following events if such event results in a demonstrably harmful impact on the Company’s business or reputation, as reasonably determined by the Board:

(1)Participant’s willful and continued failure to substantially perform his or her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant

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by the Board which specifically identifies the manner in which the Board believes that the Participant has not substantially performed his or her duties. For a termination of employment to be for Cause pursuant to this subsection (2)(d)(1), the Participant must (a) receive a written notice which indicates in reasonable detail the facts and circumstances claimed to provide a basis for the termination of his or her employment for Cause; and (b) be provided with an opportunity to be heard no earlier than 30 days following the receipt of such notice (during which notice period the Participant has the opportunity to cure and has failed to cure or resolve the behavior in question).

(2)Participant’s conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving fraud, dishonesty or moral turpitude;

(3)Participant’s willful engaging in gross misconduct; or

(4)Participant’s unauthorized use or disclosure of material confidential information or material trade secrets of the Company.

The determination under this Plan that a Participant’s termination is with or without Cause shall be made by the Plan Administrator in good faith, and any such determination shall have no effect upon any determination of the rights or obligations of the Company or the Participant for any other purpose.

(e)“Change in Control” means the occurrence any of the following events:

(1)any person or group of persons acting in concert (excluding Company benefit plans) becomes the beneficial owner of securities of the Company having at least 30% of the voting power of the Company’s then outstanding securities (unless the event causing the 30% threshold to be crossed is an acquisition of voting common securities directly from the Company);

(2)any merger or other business combination of the Company, any sale or lease of the Company’s assets or any combination of the foregoing transactions (the “Transactions”) other than a Transaction immediately following which the stockholders of the Company immediately prior to the Transaction own at least 60% of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or other business combination; (B) the purchaser or lessee of the Company’s assets; or (C) both the surviving corporation and the purchaser or lessee in the event of any combination of Transactions, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such Transaction; or

(3)within any 24 month period, the persons who were directors immediately before the beginning of such period (the “Incumbent Directors”) cease to constitute at least a majority of the Board or the board of directors of a successor to the Company. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least three-quarters of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has expressed an intent to effect a Change in Control or engage in a proxy or other control contest).

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(f)“Change in Control Protection Period” means the period commencing upon a Change in Control and ending 24 months following such Change in Control.

(g)“Change in Control Termination” means a Participant’s Covered Termination that occurs during the Change in Control Protection Period.

(h)“Code” means the Internal Revenue Code of 1986, as amended.

(i)“Company” means Arena Pharmaceuticals, Inc. and its successors and assigns.

(j)“Covered Termination” means, with respect to a Participant who immediately prior to a termination of employment was an employee of the Company, such Participant’s termination of employment by the Company without Cause or such Participant’s voluntary termination with Good Reason (excluding terminations due to Disability or death).

(k)“Disability” means, with respect to a Participant, the inability of such Participant to perform satisfactorily all of the Participant’s usual services for the Company because the Participant has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Participant becomes disabled, then such term shall mean the Participant’s permanent and total disability within the meaning of Section 22(e)(3) of the Code.

(l)“Good Reason” means, with respect to a Participant, any one of the following:

(1)any reduction in Participant’s annual base salary (except for salary decreases generally applicable to the Company’s other similarly-situated employees);

(2)any material reduction in the Participant’s target bonus level or bonus opportunities;

(3)Participant’s authority, duties or responsibilities are materially diminished including any change in Participant’s position such that Participant is no longer employed in substantially the same position and with substantially the same level of authority, responsibilities or duties at the ultimate parent corporation in an affiliated group of companies;

(4)any significant reduction, in the aggregate, in the employee benefit programs made available to the Participant other than a reduction in such employee benefit programs affecting all employees of the Company substantially equally;

(5)the relocation without Participant’s prior written approval of the Participant’s principal office or place of business to a location that would cause an increase by more than twenty (20) miles in the Participant’s one-way commuting distance from the Participant’s principal personal residence to the principal office or business location at which the Participant is required to perform services, except for required travel for the Company’s business to an extent substantially consistent with the Participant’s prior business travel obligations; or

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(6)the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform under the terms of the Plan.

The determination under this Plan that a Participant’s termination is with or without Good Reason shall be made by the Plan Administrator in good faith, and any such determination shall have no effect upon any determination of the rights or obligations of the Company or the Participant for any other purpose. Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder.

(m)“Participant” means each individual employed by the Company with the title of Executive Vice President or Senior Vice President who has been provided with a Participation Notice and a copy of which the Participant has executed and delivered to the Company.

(n)“Participation Notice” means the notice delivered by the Company to a Participant informing the Participant of his or her eligibility to participate in the Plan and applicable Severance Period, substantially in the form attached hereto as Exhibit A.

(o)“Plan Administrator” means Arena Pharmaceuticals, Inc.

(p)“Severance Period” means, with respect to a Participant, the number of months following the Participant’s Covered Termination for which a Participant may be eligible to receive the benefits provided in Section 3 herein. The Severance Period applicable to a Participant is set forth on the Participation Notice delivered to the Participant.

Section 2.  Eligibility for Benefits.

Subject to the requirements set forth in this Section, the Company shall provide severance benefits under the Plan to the Participants. In order to be eligible to receive benefits under the Plan, a Participant must (i) experience a Covered Termination (ii) execute a general waiver and release in substantially the form attached hereto as Exhibit B within the applicable time period set forth therein, but in no event later than sixty (60) days following termination of the Participant’s employment, and provided that such release becomes effective, and (iii) return all Company-owned property to the Company as instructed by the Company. The Company shall provide the form of such release to the Participant on, or within a reasonable time after, the termination of the Participant’s employment. The Company, in its sole discretion, may at any time modify the forms of the required release to effect a release of claims consistent with this Section 3. In the event that a Participant’s employment is terminated as a result of such Participant’s death or Disability, then such Participant shall not be entitled to the benefits provided in this Plan.

Section 3.  Amount of Benefit.

Subject to the limitations and reductions provided in this Plan, benefits under this Plan, if any, shall be provided to the Participants described in Section 3 in the following amounts:

(a)Covered Termination Benefits. Upon a Participant’s Covered Termination, such Participant shall receive the following severance package:

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(1)Cash Severance Benefits. Within five business days after the earlier of (i) the Participant’s death or (ii) the first business day that is six months following the Covered Termination, such Participant will receive a cash payment in an amount equal to the sum of Participant’s Base Salary and Bonus Amount multiplied by the number of months in the Participant’s Severance Period.

(2)COBRA Benefits. If such Participant timely elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company will directly pay all COBRA group health insurance premiums for Participant until the earliest of (A) the end of the Severance Period or (B) the expiration of Participant’s eligibility for the continuation coverage under COBRA. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by Participant under a Code Section 125 health care reimbursement plan. Notwithstanding the foregoing, if at any time the Plan Administrator determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Participant elects continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay Participant on the last day of each remaining month of the Severance Period, a fully taxable cash payment equal to 140% of (x) the value of Participant’s last monthly group health insurance premiums immediately prior to the Covered Termination or (y) the value of Participant’s last monthly COBRA premiums paid by the Company, as applicable (dependent on the time the Plan Administrator makes such determination that it cannot pay the COBRA premiums directly), and in either case subject to applicable tax withholdings (such amount, the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA premiums would otherwise have been paid and shall be paid until the earlier of (i) expiration of the Severance Period or (ii) the date Participant is no longer enrolled in such COBRA coverage.

(3)Equity Acceleration and Continued Stock Option Post-Termination Exercise Period. The Participant will receive immediate vesting of all stock options and other equity awards issued by the Company and held by such Participant that would have vested had the Participant remained employed by the Company through the end of the Severance Period, provided that, for purposes of calculating such vesting acceleration, any unvested portion of equity awards held by the Participant that are scheduled to vest in one or more annual installments shall be treated as if the original grant provided for vesting in equal monthly installments rather than annually. In addition, with respect to stock options granted to the Participant, the Participant shall be entitled to exercise all of his or her vested stock options until the later of (i) the original post-termination exercise period provided in such Participant’s stock option agreement or (ii) the number of months equal to the Severance Period (but not beyond the original contractual life of the option). Notwithstanding any other provision of the Plan to the contrary, the Plan shall not affect (including with respect to vesting) any stock awards for which the vesting thereof is conditioned upon the satisfaction of performance criteria (“Performance-Related Awards”), including any such grants under the Company’s Performance Restricted Stock Unit Grant Agreement. For the avoidance of doubt, Performance-Related Awards do not include any stock awards or portions thereof (including stock options) for which the vesting thereof is conditioned solely upon Participant’s continued service over a specified time period (i.e., time-based vesting). All cash severance payment referenced in this Section 4 shall be subject to all applicable tax withholdings and

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deductions required by law. Except as provided herein, all terms, conditions and limitations applicable to a Participant’s stock options and/or equity awards shall remain in full force and effect.

(b)Change in Control Termination Benefits. Upon a Change in Control Termination, all of such Participant’s outstanding stock options and other equity awards issued by the Company and held by such Participant as of the Change in Control Termination shall become fully vested and exercisable in full, except that this provision shall not affect any Performance-Related Awards, including any such grants under the Company’s Performance Restricted Stock Unit Grant Agreement, which are not eligible to accelerate vesting under the Plan.  For the avoidance of doubt, any stock options which accelerate vesting pursuant to the foregoing provision are exercisable for the applicable period specified in Section 3(a).

(c)Certain Reductions. Notwithstanding any other provision of the Plan to the contrary, any benefits payable to a Participant under Sections 4(a)(1) and 4(a)(2) of this Plan shall be reduced (but not below zero) by any severance benefits payable by the Company or an affiliate of the Company to such Participant under any other policy, plan, program, agreement or arrangement, including, without limitation, an employment agreement or Termination Protection Agreement between such Participant and the Company. In addition, to the extent that any federal, state or local laws, including, without limitation the Worker Adjustment Retraining Notification Act, 29 U.S.C. Section 2101 et seq., or any similar state statute, require the Company to give advance notice or make a payment of any kind to a Participant because of that Participant’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason, the benefits payable under Sections 4(a)(1) and 4(a)(2) of this Plan shall be reduced (but not below zero) by such required payments or notice. The benefits provided under this Plan are intended to satisfy any and all statutory obligations that may arise out of a Participant’s involuntary termination of employment for the foregoing reasons, and the Plan Administrator shall so construe and implement the terms of the Plan.

Section 4. Limitations on Benefits.

(a)Mitigation. Except as otherwise specifically provided herein, a Participant shall not be required to mitigate damages or the amount of any payment provided under the Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under the Plan be reduced by any compensation earned by a Participant as a result of employment by another employer or any retirement benefits received by such Participant after the date of service or employment termination.

(b)Termination of Benefits. Benefits under the Plan shall terminate immediately if the Participant, at any time, (i) engages in the unauthorized use or disclosure of the Company’s material confidential information, material trade secrets or material proprietary information under any written agreement under which the Participant has such an obligation to the Company that survives the Participant’s termination of service to the Company, (ii) engages in any prohibited or unauthorized competitive activities or solicitation or recruitment of employees, in violation of any written agreement under which Participant has such an obligation to the Company that survives the Participant’s termination of service to the Company; (iii) violates any term or condition of this

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Plan or (iv) violates any term of the applicable general waiver and release referenced in Section 3 above.

(c)Non-Duplication of Benefits. No Participant is eligible to receive benefits under this Plan more than one time.

(d)Indebtedness of Participants. If a Participant is indebted to the Company or an affiliate of the Company on the date of his or her termination of employment or service, the Company reserves the right to offset any severance benefits payable in cash under the Plan by the amount of such indebtedness.

(e)Parachute Payments. If any payment or benefit a Participant would receive in connection with a change in control from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment, up to and including the total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Participant’s stock awards. Notwithstanding the foregoing, to the extent that it is permitted under Sections 409A, 280G and 4999 of the Code, the Participant may designate a different order of reduction in payments or benefits constituting “parachute payments”.

The Company shall appoint a nationally recognized independent accounting firm to make the determinations required hereunder, which accounting firm shall not then be serving as accountant or auditor for the individual, entity or group that effected the Change in Control. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Participant within ten (10) calendar days after the date on which the Participant’s right to a Payment is triggered (if requested at that time by the Company or the Participant) or such other time as requested by the Company or the Participant. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Participant with an opinion reasonably acceptable to the Participant that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Participant.

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Section 5.  Right to Interpret Plan; Amendment and Termination; Deferred Compensation.

(a)Exclusive Discretion. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons. Unless otherwise determined by the Board, the General Counsel of the Company shall perform the duties of the Plan Administrator under this Plan.

(b)Amendment. The Board reserves the right to amend this Plan or the benefits provided hereunder at any time; provided, however, that no such amendment shall impair or reduce the rights of a Participant unless such Participant consents to such amendment of the Plan in writing.

(c)Term of Plan. Notwithstanding the foregoing, the Plan and each Participant’s participation herein shall continue in effect through December 31, 2019; provided, however, that the term of this Plan and such participation shall automatically be extended for one additional year beyond December 31, 2019 and for successive one year periods thereafter, unless, not later than January 30 of each calendar year, commencing in 2019 for the 2022 calendar year (e.g., 2020 for the 2023 calendar year, 2021 for the 2024 calendar year, etc.), the Company shall have given written notice that it does not wish to extend this Plan or a Participant’s right to participate hereunder for an additional year, in which event this Plan (or such Participant’s participation, as the case may be) shall continue to be effective until December 31 of the applicable calendar year; provided, further, that, notwithstanding any such notice by the Company not to extend, if a Change in Control shall have occurred during the original or any extended term of this Plan, this Agreement shall remain in effect for a period of two (2) years after such Change in Control.  For the avoidance of doubt, any termination of the Plan which is effected in accordance with the terms of this Section 5(c) shall not constitute “Good Reason” for any Participant’s resignation.

(d)Deferred Compensation. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Plan (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with a Participant’s termination of employment unless and until the Participant has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless such amounts may be provided to the Participant without causing the Participant to incur the additional 20% tax under Section 409A.

It is intended that, if the Company (or, if applicable, the successor entity thereto) reasonably determines that the Severance Benefits constitute “deferred compensation” under Section 409A and the Participant is, on the termination of Executive’s service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of

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the Code, the timing of the Severance Benefit payment complies with the payment limitation applicable to such employees contained in Section 409A(a)(2)(B)(i).

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Superseding Plan.  As of the Effective Date, except for (i) any Termination Protection Agreement and (ii) any benefits provided pursuant to any applicable equity compensation plans and related grants or awards, this Plan supersedes any severance benefit plan, policy or practice previously maintained by the Company for eligible Participants, including but not limited to the Prior Plan.

Section 6.  Continuation of Certain Employee Benefits.

(a)COBRA Continuation. Each Participant who is enrolled in a group medical, dental or vision plan sponsored by the Company or an affiliate of the Company may be eligible to continue coverage under such group medical, dental or vision plan (or to convert to an individual policy), at the time of the Participant’s termination of employment under COBRA. The Company will notify the Participant of any such right to continue group medical coverage at the time of termination. No provision of this Plan will affect the continuation coverage rules under COBRA. Therefore, the period during which a Participant may elect to continue the Company’s group medical, dental or vision coverage at his or her own expense under COBRA, the length of time during which COBRA coverage will be made available to the Participant, and all other rights and obligations of the Participant under COBRA will be applied in the same manner that such rules would apply in the absence of this Plan. At the conclusion of the payments made by the Company pursuant to Section 4 herein, if any, the Participant will be responsible for the entire payment of premiums required under COBRA for the duration, if any, of the COBRA period.

(b)Other Employee Benefits. All non-health benefits (such as life insurance, disability and 401(k) plan coverage) terminate as of an employee’s termination date (except to the extent that a conversion privilege may be available thereunder).

Section 7.  No Implied Employment Contract.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ or service of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time and for any reason, which right is hereby reserved.

Section 8.  Legal Construction.

This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of California.

Section 9.  Claims, Inquiries and Appeals.

(a)Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:

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Arena Pharmaceuticals, Inc.

6154 Nancy Ridge Drive

San Diego, CA 92121

Attn: General Counsel

(b)Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The written notice of denial will be set forth in a manner designed to be understood by the employee and will include the following:

(8)the specific reason or reasons for the denial;

(9)references to the specific Plan provisions upon which the denial is based;

(10)a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(11)an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA following a denial on review of the claim, as described in Section 10(d) below.

This written notice will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c)Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:

Arena Pharmaceuticals, Inc.

6154 Nancy Ridge Drive

San Diego, CA 92121

Attn: General Counsel

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information

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relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(1)the specific reason or reasons for the denial;

(2)references to the specific Plan provisions upon which the denial is based;

(3)a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4)a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA.

(e)Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f)Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 10(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10(c) above, and (iv) has been notified in writing that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to a Participant’s claim or appeal within the relevant time limits specified in this Section 10, then the Participant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

Section 10.  Basis of Payments To and From Plan.

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All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded, and benefits hereunder shall be paid only from the general assets of the Company.

Section 11.  Other Plan Information.

(a)Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 23-2908305. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 501.

(b)Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c)Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is Arena Pharmaceuticals, Inc., Attn: General Counsel, 6154 Nancy Ridge Drive, San Diego, CA 92121.

(d)Plan Sponsor and Administrator. The “Plan Sponsor” and the “Plan Administrator” of the Plan is Arena Pharmaceuticals, Inc., 6154 Nancy Ridge Drive, San Diego, CA 92121. The Plan Sponsor’s and Plan Administrator’s telephone number is (858) 453-7200. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

Section 12.  Statement of ERISA Rights.

Participants in this Plan (which is a welfare benefit plan sponsored by the Company) are entitled to certain rights and protections under ERISA. If you are a Participant in the Plan, under ERISA you are entitled to:

Receive Information about the Plan and Your Benefits

(a)Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan Administrator with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration;

(b)Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series). The Plan Administrator may make a reasonable charge for the copies; and

(c)Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the

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Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.

Enforce Your rights

No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from exercising your rights under ERISA.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.

Section 13.  Execution.

To record the adoption of the Plan as amended as set forth herein, effective as of the Effective Date, Arena Pharmaceuticals, Inc. has caused its duly authorized officer to execute the same this 4th day of January, 2019.

Arena Pharmaceuticals, Inc. /s/ Amit Munshi Amit Munshi, President and Chief Executive Officer

13.

Exhibit A

Arena Pharmaceuticals, Inc.

Amended and Restated Severance Benefit Plan

Participation Notice

To: ____________

Date: ______________

Arena Pharmaceuticals, Inc. (the “Company”) adopted the Arena Pharmaceuticals, Inc. Amended and Restated Severance Benefit Plan effective on January 4, 2019 (the “Plan”).  Capitalized terms used in this Participation Notice have the meanings set forth in the Plan.  The Company is providing you with this Participation Notice reflecting your designated Severance Period for purposes of your eligibility to participate in the Plan:

Your Severance Period is 18 months. (or 12 months for SVPs)

The terms and conditions of your participation in the Plan are as set forth in the Plan and this Participation Notice, which together constitute the Summary Plan Description for the Plan.  By executing this Participation Notice you hereby acknowledge and agree that, except for (i) any Termination Protection Agreement and (ii) any benefits provided pursuant to any applicable equity compensation plans, as of the Effective Date, the terms of the Plan and this Participation Notice supersede and replace any rights to benefits that you may have had under any severance benefit plan, policy or practice previously maintained by the Company, including but not limited to the Prior Plan, if applicable. To reflect your acceptance of the terms of the Plan and this Participation Notice, please return to the Company’s head of Human Resources a copy of this Participation Notice signed by you and retain a copy of this Participation Notice, along with the Plan document, for your records

Arena Pharmaceuticals, Inc. (Signature) Name: Title: Participant: (Signature) Name: Date:

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Exhibit B

Release Agreement

I understand and agree completely to the terms set forth in the Arena Pharmaceuticals, Inc. Amended and Restated Severance Benefit Plan (the “Plan”). I understand that this release and waiver (the “Release”), together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein or in the Plan.

In consideration of benefits I will receive under the Plan, I hereby generally and completely release the Company and its directors, officers, employees, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, and affiliates from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to (i) my employment, (ii) the termination of my employment or (iii) events, acts, conduct, or omissions between the Company and me occurring prior to my signing this Release, except for claims for benefits set forth in the Plan, any Termination Protection Agreement, any applicable equity compensation plans and related grants or awards, any applicable indemnification agreement or other indemnification obligation under the Company’s charter documents, or any rights or claims I may have to indemnification or legal defense pursuant to any policy of insurance protecting or applicable to directors and/or officers of the Company and any rights or claims which are not waivable as a matter of law. Subject to the foregoing, this Release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I acknowledge that the consideration given under the Release for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.

If I am over the age of 40 years at the time of an Covered Termination (as that term is defined in the Plan), I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I should consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days (or such greater time as may be required by law) to consider this Release (although I may choose to voluntarily execute

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this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release.

If I am not over the age of 40 years at the time of an Covered Termination (as that term is defined in the Plan), I understand and agree that I will have ten days to consider and execute this release and that it shall be effective upon such execution.

Except if prohibited by law or regulation, (i) I represent that I have not filed any claims against the Company and agree that I will not file any claim against the Company or seek any compensation for any claim other than the payments and benefits referenced herein and (ii) I agree to indemnify and hold the Company harmless from and against any and all loss, cost, and expense, including, but not limited to court costs and attorney’s fees, arising from or in connection with any action which may be commenced, prosecuted, or threatened by me or for my benefit, upon my initiative, or with my voluntary aid or approval, contrary to the provisions of this Release.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company, its affiliates, and the entities and persons specified above.

The provisions of the Release shall be deemed severable, and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

The Release shall become binding when signed by the Participant, and may be executed by facsimile or a PDF sent by email.

EMPLOYEE

____________________________________

Print Name:__________________________

Date:________________________________

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